                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                               SuperGen, Inc.
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                868 059 106
                     ----------------------------------
                              (CUSIP Number)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 6 Pages


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CUSIP No. 868 059 106                 13G                 Page  2  of  6  Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     David M. Fineman
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States of America
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power     180,250**(BENEFICIAL OWNERSHIP OF
 Owned by                                     100,000 OF THESE SHARES IS
 Each Reporting                               DISCLAIMED)
 Person With                 --------------------------------------------------
                             (6) Shared Voting
                                    Power                  1,312,500
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power           180,250**(BENEFICIAL
                                                    OWNERSHIP OF 100,000 OF
                                                    THESE SHARES IS DISCLAIMED)
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                  1,312,500
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person 1,492,750**(BENEFICIAL OWNERSHIP OF 100,000 OF THESE SHARES IS DISCLAIMED)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     8.8%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                               **SEE ITEM 4(c)
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CUSIP No. 868 059 106                 13G                 Page  3  of  6  Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Ellen Gunn Fineman
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States of America
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                  0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                  1,312,500
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                  0
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                  1,312,500
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person 1,428,250**(BENEFICIAL OWNERSHIP OF 100,000 OF THESE SHARES IS DISCLAIMED)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     8.4%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                               **SEE ITEM 4(c)
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CUSIP No. 868 059 106                                     Page  4  of  6  Pages


ITEM 1(A).  NAME OF ISSUER
            SuperGen, Inc.
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            6450 Hollis Street, Emeryville, CA 94608
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING
            David M. Fineman and Ellen Gunn Fineman, husband and wife
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            6450 Hollis Street, Emeryville, CA 94608
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP
            United States of America
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Common Stock
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
            868 059 106
-------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)


ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        (i)  David M. Fineman--1,492,750 shares**
        (ii) Ellen Gunn Fineman--1,428,250 shares**
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        (i) David M. Fineman--8.8% of the outstanding shares of Common Stock of Issuer, based on 16,924,042 shares of Issuer's Common Stock outstanding as of November 7, 1996, according to Issuer's quarterly report on Form 10-Q for the quarter ended September
             30, 1996, filed November 14, 1996.
        (ii) Ellen Gunn Fineman--8.4% of the outstanding shares of Common Stock of Issuer, based on 16,924,042 shares of Issuer's Common Stock outstanding as of November 7, 1996, according to Issuer's quarterly report on Form 10-Q for the quarter ended September
             30, 1996, filed November 14, 1996.
    ---------------------------------------------------------------------------

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CUSIP No. 868 059 106                                     Page  5  of  6  Pages

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              David M. Fineman     180,250 shares**
              Ellen Gunn Fineman         0 shares
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              David M. Fineman     1,312,500 shares
              Ellen Gunn Fineman   1,312,500 shares
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              David M. Fineman     180,250 shares**
              Ellen Gunn Fineman         0 shares
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              David M. Fineman     1,312,500 shares
              Ellen Gunn Fineman   1,312,500 shares
              -----------------------------------------------------------------

**BENEFICIAL OWNERSHIP OF 100,000 OF THESE SHARES REGISTERED IN THE NAME OF DAVID M. FINEMAN AND ELLEN GUNN FINEMAN AS CUSTODIANS UNDER THE CALIFORNIA UNIFORM TRANSFERS TO MINORS ACT IS DISCLAIMED AS SET FORTH ON PAGES 2 AND 3 OF THIS STATEMENT. DAVID M. FINEMAN INDIVIDUALLY OWNS 64,500 SHARES WHICH HAVE NOT BEEN INCLUDED IN THE TOTAL SHARES BENEFICIALLY OWNED BY ELLEN GUNN FINEMAN, HIS WIFE, NOTWITHSTANDING THE COMMUNITY PROPERTY LAWS OF THE STATE OF CALIFORNIA. 1,312,500 SHARES OWNED JOINTLY BY REPORTING PERSONS ARE REGISTERED TO DAVID M. FINEMAN AND ELLEN GUNN FINEMAN, AND 15,750 SHARES ARE REGISTERED TO DAVID M. FINEMAN, TRUSTEE OF THE GUNN-FINEMAN INCORPORATED PROFIT SHARING MONEY PURCHASE PENSION TRUST.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         N/A.
-------------------------------------------------------------------------------


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         N/A.
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         N/A.
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         N/A.
-------------------------------------------------------------------------------

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CUSIP No. 868 059 106                                     Page  6  of  6  Pages

ITEM 10. CERTIFICATION

         N/A


                                  SIGNATURE

    Each of the undersigned hereby agrees that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, the Statement dated February 12, 1996 containing the information required by Schedule 13G for the Shares of Common Stock of SuperGen, Inc. which they beneficially hold.

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 12, 1997
                                       ----------------------------------------
                                                        Date

                                       /s/ David M. Fineman
                                       ----------------------------------------
                                                      Signature

                                       David M. Fineman, Secretary and Director
                                       ----------------------------------------
                                                      Name/Title

                                       February 12, 1997
                                       ----------------------------------------
                                                        Date

                                       /s/ Ellen Gunn Fineman
                                       ----------------------------------------
                                                      Signature

                                       Ellen Gunn Fineman
                                       ----------------------------------------
                                                      Name/Title